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                                 AGREEMENT AND
                             PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION dated October 15, 1996 by and between COMMERCE BANCORP, INC. ("CBI"), a New Jersey business corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("Holding Company Act"), and INDEPENDENCE BANCORP, INC. ("IBI"), a New Jersey business corporation registered as a bank holding company under the Holding Company Act.

                                   BACKGROUND

         The Board of Directors of CBI has determined to merge IBI with and into CBI (hereinafter referred to as the "Merger") in accordance with the provisions of the New Jersey Business Corporation Act, as amended ("BCA"), and the terms and conditions of the Agreement and Plan of Merger of even date herewith between IBI and CBI (the "Merger Agreement") in the form of Exhibit "A" attached hereto.

         The Board of Directors of IBI has determined that IBI be merged with and into CBI in accordance with the provisions of the BCA and the Merger Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements and provisions contained herein and subject to the satisfaction of the terms and conditions set forth herein and the Merger Agreement, intending to be legally bound hereby, CBI and IBI agree as follows:

         1.       THE MERGER

                  (a) Subject to the provisions of this Agreement and the Merger Agreement, IBI will be merged with and into CBI. CBI agrees to issue shares of CBI's common stock, par value $1.5625 per share, to the shareholders of IBI, on the Effective Date (as hereinafter defined) of the Merger, in exchange for the outstanding shares of IBI's common stock, par value $1.667 per share, as provided in this Agreement and in the Merger Agreement and to abide and comply with all of the other terms and conditions set forth in the Merger Agreement.

                  (b) Upon consummation of the Merger, CBI shall initially maintain Independence Bank of New Jersey ("Independence Bank") as a separate subsidiary operating under the name "Commerce Bank-North."




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         2.       EFFECTIVE DATE

                  The "Effective Date" shall be the date and time at which an executed Certificate of Merger is duly filed with the New Jersey Secretary of State in accordance with Chapter 10 of the BCA.

         3.       REPRESENTATIONS AND WARRANTIES OF IBI

                  IBI represents and warrants to CBI and agrees as follows:

                  3.1 IBI is a corporation duly organized under the BCA and is validly existing and in good standing under the laws of the State of New Jersey. Independence Bank is a banking corporation duly organized under the New Jersey Banking Act of 1948, as amended and is validly existing and in good standing under the laws of the State of New Jersey. Except as set forth in the IBI Annual Report on Form 10-K for the fiscal year ended December 31, 1995 ("IBI Form 10-K"), IBI has no material subsidiaries except Independence Bank and neither Independence Bank nor any other subsidiary of IBI has any material subsidiaries. All references to "IBI" hereinafter contained in Section 3 of this Agreement shall be deemed to include IBI, Independence Bank and all of the subsidiaries of either.

                  3.2 The authorized capital stock of IBI consists of (i) 1,000,000 shares of preferred stock, no par value per share (the "IBI Preferred Stock") of which the following series and respective number of shares were issued and outstanding; 217,500 shares of Series B Non-Convertible Preferred Stock of which 30,000 shares have been validly issued and are outstanding, fully paid and non-assessable as of the date hereof and (ii) 5,000,000 shares of common stock, par value $1.667 per share ("IBI Common Stock") 2,838,748 shares of which have been validly issued and are outstanding, fully paid and non-assessable as of the date hereof and no shares are held in treasury. IBI owns all of the shares of the issued and outstanding capital stock of Independence Bank, free and clear of any lien or other encumbrance. As of the date hereof, no shares of IBI Preferred Stock or IBI Common Stock were reserved for issuance, except that (i) 138,549 shares of IBI Common Stock were reserved for issuance upon the exercise of stock options heretofore granted pursuant to IBI's stock option plans; (ii) 187,500 shares of IBI's Series B Non-Convertible Preferred Stock were reserved for issuance upon exercise of a warrant held by CBI; and (iii) 100,000 shares of IBI Common Stock were reserved for issuance pursuant to IBI's dividend reinvestment and shareholder purchase plans (the "IBI DRIP"). There are no outstanding subscriptions, Rights, options, warrants, calls, commitments or agreements to which IBI or any of its subsidiaries is a party or by which any of them may be bound, which relate to the issuance or sale by any of them of shares of their capital stock except as set forth above. The number of issued and outstanding shares of IBI's Common Stock and Preferred Stock will be the same on the Effective Date as on the date hereof except for additional shares of IBI Common Stock issued pursuant to the exercise of stock options under IBI's stock option plans. None of the

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shares of IBI's capital stock has been issued in violation of the preemptive rights of any person. IBI does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization except as set forth in the IBI Form 10-K.

                  3.3 There have been delivered to CBI (a) the audited consolidated balance sheets of IBI and its subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1995 and 1994 together with the notes related thereto and (b) the unaudited consolidated balance sheet of IBI and its subsidiaries as of June 30, 1996, and the related consolidated statement of income for the six month period ended June 30, 1996. Such financial statements (i) are in accordance with the books and records of IBI and its subsidiaries, (ii) are true and correct in all material respects and present fairly IBI's and its subsidiaries' consolidated financial condition as of December 31, 1995 and 1994 and the results of their operations for the years then ended and as of June 30, 1996 and the result of their operations for the six month period ended June 30, 1996, and (iii) have been prepared in accordance with generally accepted accounting principles consistently applied. The audited financial statements (with related notes) referred to in the first sentence of this subsection have been examined and reported upon by Arthur Andersen LLP, independent certified public accountants. Arthur Andersen LLP is "independent" with respect to IBI under the criteria established and applied by the Securities and Exchange Commission.

                  3.4 (a) IBI and its subsidiaries have filed all federal, state, city, county and local tax returns which are required to be filed by them except for such returns with regard to which the penalty for non-filing will not have a material adverse effect upon the financial condition or results of operation of IBI, and such returns are true and correct in all material respects; (b) IBI and its subsidiaries have paid all taxes required to be paid prior to the date of this Agreement or have established adequate reserves therefor; (c) there are no deficiencies of tax, interest or penalties which have been assessed against IBI or any of its subsidiaries; (d) no extensions of time with respect to any date on which any tax return was or is to be filed by IBI or any of its subsidiaries is in force and no waiver or agreement by IBI or any of its subsidiaries is in force for the extension of time for the assessment or payment of any tax; and (e) the statute of limitations with respect to any tax year still open has not been waived. Neither the transactions contemplated hereby nor the termination of the employment of any employees of IBI or any IBI subsidiary prior to or following consummation of the transactions contemplated hereby could result in IBI or any IBI subsidiary making or being required to make any "excess parachute payment" as that term is defined in Section 280G of the Code.

                  3.5 IBI and its subsidiaries have good and marketable title to all their respective assets free and clear of all liens or other encumbrances other than (a) the liens or other encumbrances described in Schedule 3.5 to this Agreement, or (b) such

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liens or other encumbrances, as the case may be, shown in the financial statements or the notes thereto, or (c) encumbrances and restrictions imposed by law, ordinances or regulations incidental to the usual and normal conduct of business or other imperfections of title, or restrictions or encumbrances, all of which, in the aggregate, do not materially adversely interfere with the present use of such property in IBI's and any of its subsidiaries' business and with respect to any real estate which do not result in the inability to procure title insurance thereon at regular rates. With the foregoing exceptions, no person owns any interest in any of the assets of IBI or any of its subsidiaries except as incidental to banking transactions entered into in the ordinary course of business

                  3.6 Since June 30, 1996, there has been no change in the consolidated condition, financial or otherwise, of IBI and its subsidiaries, other than changes occurring in the ordinary course of business, which changes have not materially adversely changed or affected their business or condition, financial or otherwise. Except as set forth in the IBI Prospectus dated July 18, 1996, from June 30, 1996 to the date of this Agreement, neither IBI nor any of its subsidiaries has (i) incurred any indebtedness, liabilities (whether current, long term, fixed, contingent, liquidated, unliquidated, or otherwise) or obligations other than in the ordinary course of business; (ii) excluding transfers among IBI and its subsidiaries, declared or paid any dividends or made any distribution of any of its assets in kind or redeemed or repurchased any shares of its capital stock; (iii) sold or transferred any of its assets, except in the ordinary course of business; or (iv) acquired the assets or capital stock of any other entity other than in the ordinary course of business.

                  3.7 Since June 30, 1996, there has been no damage, destruction or loss, whether covered by insurance or not materially adversely affecting the assets or business of IBI or any of its subsidiaries, or any other event or condition of any character materially adversely affecting the assets or business of IBI or any of its subsidiaries (other than external market conditions affecting banks generally).

                  3.8 IBI has delivered to CBI a list of all insurance policies and binders maintained by IBI or any of its subsidiaries. Such policies and binders are in full force and effect and will continue to be in full force and effect to the Effective Date.

                  3.9 Except as set forth in Schedule 3.9 to this Agreement or in IBI's 1996 Proxy Statement, neither IBI nor any of its subsidiaries is a party to, nor have any obligation under, any written or oral (a) contracts and other agreements with any current or former director, officer, employee, shareholder, consultant or agent (except those terminable on ninety days' or less notice without premium or penalty or which do not involve more than $10,000 per year), (b) contracts and other agreements with any labor union (whether in effect or expired), (c) bonus, severance, hospitalization, vacation, deferred compensation, pension or profit sharing, retirement, payroll savings, stock option, group life or medical insurance, death benefit, welfare, or other employee benefit

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plan as defined in Section 3(3) of the Employee Retirement Income Security Act
of 1974, as amended, ("ERISA") (hereinafter collectively the "Employee Benefit Plans"), (d) material leases for real or personal property (other than leases for branches disclosed in the IBI Form 10-K), or (e) other material contracts and agreements of any other nature with any person other than contracts and other agreements made in the ordinary course of business consistent with past practices. A true and correct copy of each of such contracts and other agreements and branch leases has been made available to CBI or, if oral, have been described in Schedule 3.9. All of the material contracts and agreements (whether or not set forth in Schedule 3.9) to which IBI or any of its subsidiaries is a party are in full force and effect; IBI or any of its subsidiaries is not in material default under any of them nor to the best of IBI's knowledge is any other party to any such contract or other agreement in material default thereunder. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any breach or acceleration of, or constitute (or with notice or lapse of time or both would constitute) a default under any such contract or other agreement or any branch lease. To the best of IBI's knowledge, no employee of IBI or any of its subsidiaries is represented by a labor union with respect to his or her employment by IBI or any of its subsidiaries and no attempt has been or is currently being made by any person to have the employees of IBI or any of its subsidiaries represented by a labor union.

                  3.10 The Employee Benefit Plans of IBI and its subsidiaries comply in all material respects with all applicable laws including, without limitation, ERISA and the Internal Revenue Code of 1986, as amended ("Code"). In respect of the Employee Benefit Plans identified on Schedule 3.9 or in IBI's 1996 Proxy Statement, IBI and its subsidiaries each have made all contributions required to be made by them and have or will have accrued as of the Effective Date all payments due and payable as of the Effective Date. The employee pension benefit plans (as defined in Section 3(2) of ERISA) of IBI and its subsidiaries have received determination letters from the Internal Revenue Service that such plans are qualified plans pursuant to Section 401(a) of the Code. To the best of IBI's knowledge, there has been no "reportable event" (as defined in the Code or ERISA), no event described in Section 4062(e) of ERISA, no violation of Section 404 of ERISA, no "prohibited transaction" (as defined in the Code or ERISA) and, except as contemplated by this Agreement, no termination or partial termination of any Employee Benefit Plan maintained or established by IBI or any of its subsidiaries or to which IBI or any of its subsidiaries contributes. There is no material issue relating to Independence Bank's employee pension benefit plan, or its related trust, currently pending before the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation and neither IBI nor its subsidiaries have any knowledge of any fact or circumstances which adversely affects the status of any Employee Benefit Plan listed in Schedule 3.9 or in IBI's 1996 Proxy Statement.

                  3.11 Schedule 3.11 to this Agreement sets forth a list of all actions, suits, investigations (formal or informal) or proceedings pending against IBI or any of its subsidiaries in any court or before any governmental agency or arbitration tribunal other

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than those actions, suits, investigations or proceedings in which the liability of IBI or any of its subsidiaries is reasonably anticipated to be less than $10,000 per action, suit, investigation or proceeding provided that the liability of IBI and its subsidiaries under all such omitted actions, suits, investigations or proceedings is reasonably anticipated to be less than $100,000. Schedule 3.11 may, at the option of IBI, list actions, suits, investigations or proceedings in which the liability of IBI or any of its subsidiaries is reasonably anticipated to be less than $10,000 and any listing in such Schedule shall not be deemed an admission of liability. There are no actions, suits, investigations (formal or informal) or proceedings pending or to the knowledge of IBI or any of its subsidiaries, threatened against IBI or any of its subsidiaries in any court or before any governmental agency or arbitration tribunal which (either individually or in the aggregate) are reasonably anticipated to have a material adverse effect on the consolidated net worth of IBI. Neither IBI nor any of its subsidiaries is subject to or bound by any judgment, order, writ, injunction or decree of any such court, agency or tribunal, except in the ordinary course of Independence Bank's business.

                  3.12 Except as disclosed on Schedule 3.12, there are no pending actions, suits or proceedings which have been brought by, or on behalf of IBI or any of its subsidiaries in any court or before any governmental agency or arbitration tribunal, except such actions, suits and proceedings in the ordinary course of Independence Bank's business.

                  3.13 On and after the date hereof, to and including the Effective Date, neither IBI nor any of its subsidiaries will, without the prior written consent of CBI, do any of the following:

                           (a) except as specifically permitted herein, make any changes in (and to the terms of) its authorized, issued or outstanding capital stock or any security convertible into capital stock;

                           (b) declare or pay any dividends (in cash, stock or in kind) on shares of its capital stock except (i) dividends paid by Independence Bank or any other subsidiary of IBI to IBI, and (ii) quarterly cash dividends by IBI to its shareholders (including a pro rata cash dividend for the calendar quarter in which the Effective Date occurs) not to exceed $.35 per share on an annualized basis;

                           (c) effect any recapitalization, reclassification, stock dividend, stock split or like change in its capital or grant any Rights (including any additional options under any existing IBI stock option plan);

                           (d) make any other distribution of its assets or properties to its shareholders except as permitted in clause (b) above;


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                           (e) acquire any shares of IBI's or any of its
         subsidiaries' capital stock;

                           (f) enter into or commit to enter into any new employment contract or amend any existing employment contract or grant any salary increase, bonus, or other form of compensation payable to any officer, employee or agent, except for salary increases and bonuses consistent with the past practice of IBI and its subsidiaries, provided, however, that nothing contained herein shall be deemed to restrict IBI's ability to hire, as an employee at will, any person who would not be deemed an executive officer of IBI;

                           (g) amend the Articles of Incorporation or the By-Laws of IBI or any of its subsidiaries except where required by applicable law;

                           (h) except in the ordinary course of business, incur any indebtedness, liabilities (whether current, long term, fixed, contingent, liquidated, unliquidated or otherwise) or obligations;

                           (i) except in the ordinary course of business, purchase or otherwise acquire, or sell or otherwise dispose of, any equity security, debt security or asset;

                           (j) change the criteria with respect to risk, or overall quality, of Independence Bank's investment portfolio or loan portfolio;

                           (k) make capital expenditures other than in the ordinary course of Independence Bank's business;

                           (l) create any new Employee Benefit Plan or make any contributions to any Employee Benefit Plan or other plan relating to its officers, employees and agents except as may be required by the terms of any existing Employee Benefit Plan or by applicable law; or

                           (m) file any application with any state or federal agency having jurisdiction over the affairs of IBI and its subsidiaries or conduct its business in any manner other than in accordance with generally accepted methods and procedures for conducting a banking business;

and neither IBI nor any of its subsidiaries has done any of the things described in clauses (a) through (m) of this Section 3.13 since June 30, 1996 except as set forth in Schedule 3.13.

                  3.14 IBI and each of its subsidiaries will (and have done so since June 30, 1996) continue to conduct their businesses in the usual, regular and ordinary manner

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consistent with past practices. CBI hereby consents to the incurring and payment, prior to the Effective Date, of all reasonable expenses of IBI and its subsidiaries in connection with the transactions contemplated by this Agreement and the Merger Agreement, including the printing of IBI's proxy material and reasonable legal, investment advisory and accounting fees.

                  3.15 IBI and its subsidiaries each have the corporate power and authority to own, lease and operate their properties and to conduct their businesses as now conducted. IBI and its subsidiaries each have complied and are in compliance in all material respects with all federal, state and local laws, regulations, ordinances, rules or orders affecting or regulating the conduct and operations of their respective businesses except for such non-compliance as would not have a material adverse effect upon the financial condition or results of operations of IBI, and neither IBI nor any IBI subsidiary has received notification from any agency or department of federal, state or local government
(i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operation. Neither IBI nor any IBI subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment and none of them has received any communication requesting that they enter into any of the foregoing. IBI and its subsidiaries have all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted.
Schedule 3.15 to this Agreement sets forth a list, brief description of the purpose of and the current status of, any notice, application or similar filing made by IBI or any of its subsidiaries within the last two years with any state or federal agency having jurisdiction over the affairs of IBI and its subsidiaries.

                  3.16 IBI has the legal power and authority to enter into this Agreement, the Merger Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby, subject to the approval thereof by the shareholders of IBI under applicable law and subject to the approval of the Department of Banking of the State of New Jersey and the Federal Reserve Board. This Agreement, the Merger Agreement and the Option Agreement constitute legal, valid and binding obligations of IBI enforceable against it in accordance with their respective terms. Except as may otherwise be required in order to comply with their fiduciary duties, the Board of Directors of IBI will recommend to its shareholders that they approve the Merger and all other acts and transactions contemplated by the Merger and all other acts and transactions contemplated by this Agreement and the Merger Agreement, and after the receipt of such shareholder approval in the manner required by law, such shareholder approval shall not be revokable. Approval of this Agreement and the Merger Agreement by the IBI shareholders shall also be deemed to authorize the IBI Board of Directors to amend, supplement or waive any of the provisions of this Agreement and the Merger Agreement as provided in Section 6.16.


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                  3.17 The Board of Directors of IBI has authorized the
execution and delivery of this Agreement, the Merger Agreement and the Option Agreement and the transactions contemplated hereby and thereby and neither the execution and delivery of this Agreement, the Merger Agreement or the Option Agreement, nor, subject to the approval of IBI's shareholders and subject to the approval of the Department of Banking of the State of New Jersey and the Federal Reserve Board, the consummation of the transactions contemplated hereby or the fulfillment of, or the compliance with, the terms, conditions, and provisions of this Agreement and the Merger Agreement will conflict with, or result in a breach of, any of the terms, conditions or provisions of the Articles of Incorporation or the By-Laws of IBI or any of its subsidiaries or of any contract or other agreement to which IBI or any of its subsidiaries is a party or by which any of them may be bound, or constitute (with or without the giving of notice or the passage of time, or both) a default under any such contract or other agreement or cause the acceleration of the maturity of any obligation of IBI or of any of its subsidiaries other than with regard to such contracts or other agreements a default under which would not have a material adverse effect upon the financial condition or results of operations of IBI. Other than as set forth herein, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by IBI on or prior to the Effective Date in connection with the execution, delivery and performance of this Agreement, the Merger Agreement or the Option Agreement or the consummation of the transactions contemplated hereby or thereby.

                  3.18 All documents and other papers delivered by or on behalf of IBI in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby are true and complete in all material respects. The information furnished by or on behalf of IBI to CBI in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements made, in the context in which made, not false or misleading. Except for facts affecting the banking industry in general, there is no fact which IBI has not disclosed to CBI in writing which materially adversely affects the business or condition (financial or other) of IBI or any of its subsidiaries.

                  3.19 Each loan reflected as an asset on the books and records of IBI (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms except as such enforcement may be affected by bankruptcy or other statutes or regulatory provisions effecting creditors rights generally.

                  3.20 Neither IBI nor any IBI subsidiary has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the

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knowledge of IBI and the IBI subsidiaries, there is no governmental investigation of any nature ongoing, in each case that could reasonably be expected to result in the imposition, on IBI or any IBI subsidiary, of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and there are no facts or circumstances which could reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and neither IBI nor any IBI subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

                  3.21 To the best of IBI's knowledge, Schedule 3.19 to this Agreement is a true and correct list of the Affiliates of IBI as the term "Affiliates" is used in Rule 145 promulgated under the Securities Act of 1933, as amended.

                  3.22 To the extent not otherwise delivered to CBI on or prior to the date hereof, IBI shall cause all Schedules referred to in this Section 3 to be delivered to CBI within ten business days of the date hereof.

                  3.23 As of the date of this Agreement, IBI knows of no reason relating to it or any of its subsidiaries which would reasonably cause it to believe that the Merger will not quality as a pooling of interests for financial accounting purposes.

         4.       REPRESENTATIONS AND WARRANTIES OF CBI

                  CBI represents and warrants to IBI and agrees as follows:

                  4.1 CBI is a corporation duly organized under the BCA and is validly existing and in good standing under the laws of the State of New Jersey. CBI is registered as a bank holding company under the Holding Company Act. Commerce Bank, N.A., Commerce Bank/Pennsylvania, N.A. and Commerce Bank/Shore, N.A. are each banking organizations duly organized under the laws of the United States and are each validly existing and in good standing under the laws of the United States. Except as set forth in the CBI Annual Report on Form 10-K for the fiscal year ended December 31, 1995 ("CBI Form 10-K"), CBI has no active subsidiaries except the Commerce Bank, N.A., Commerce Bank/Pennsylvania, N.A. and Commerce Bank/Shore, N.A., and neither the Commerce Bank, N.A., Commerce Bank/Pennsylvania, N.A. and Commerce Bank/Shore, N.A. nor any other subsidiary of CBI has any active subsidiaries.

                  4.2 The authorized capital stock of CBI consists of (i) 5,000,000 shares of preferred stock, no par value per share (the "CBI Preferred Stock") of which the following series and respective number of shares were issued and outstanding: 417,000 shares of Series C ESOP Cumulative Convertible Preferred Stock all of which shares have been validly issued and are outstanding, fully paid and non-assessable as of the date

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hereof and (ii) 20,000,000 shares of common stock, par value $1.5625 per share
("CBI Common Stock") 11,425,834 shares of which have been validly issued and are outstanding, fully paid and non-assessable as of the date hereof and 100,159 shares are held in treasury. CBI owns all of the shares of the issued and outstanding capital stock of the Commerce Bank, N.A., Commerce Bank/Pennsylvania, N.A. and Commerce Bank/Shore, N.A. free and clear of any lien or other encumbrance. As of the date hereof, there are no outstanding subscriptions, rights, options, warrants, calls, commitments or agreements to which either CBI or any of its subsidiaries is a party or by which any of them may be bound, which relate to the issuance or sale by any of them of shares of their capital stock except as set forth below. As of the date hereof, no shares of CBI Preferred Stock or CBI Common Stock were reserved for issuance, except
(i) those shares which relate to the issuance of CBI Common Stock in connection with the acquisition of insurance agencies, (ii) those contemplated by the Merger Agreement, (iii) 309,016 shares of CBI Common Stock were reserved for issuance pursuant to CBI's dividend reinvestment and stock purchase plans, (iv) 1,897,867 shares of CBI Common Stock were reserved for issuance pursuant to CBI stock option plans, and (v) 586,761 shares of CBI Common Stock were reserved for issuance upon conversion of the shares of CBI Series C ESOP Cumulative Convertible Preferred Stock, and provided however, that the foregoing shall not be construed as preventing CBI or any of its subsidiaries from proceeding with other mergers or acquisitions using CBI's capital stock as the consideration whether or not such mergers or acquisitions are completed prior to the Effective Date. The shares of CBI common stock to be issued and delivered to the shareholders of IBI pursuant to the Merger Agreement are presently authorized but unissued and will, upon issuance and delivery pursuant to the Merger Agreement, be validly issued and outstanding, fully paid and nonassessable and no shareholder of CBI will have any preemptive rights of subscription or purchase in respect thereto.

                  4.3 There has been delivered to IBI (a) the audited consolidated balance sheet of CBI and its subsidiaries as of December 31, 1995 and December 31, 1994 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1995 and December 31, 1994 together with the notes related thereto and (b) the unaudited consolidated balance sheet of CBI and its subsidiaries as of June 30, 1996 and the related consolidated statement of income for the six month period ended June 30, 1996. Such financial statements (i) are in accordance with the books and records of CBI and its subsidiaries, (ii) are true and correct in all material respects and present fairly CBI's and its subsidiaries' consolidated financial condition as of December 31, 1995 and 1994 and the results of their operations for the years then ended and as of June 30, 1996 and the results of their operations for the six-month period ended June 30, 1996, and (iii) have been prepared in accordance with generally accepted accounting principles consistently applied. The audited financial statements (with related notes) referred to in the first sentence of this subsection have been examined and reported upon by Ernst & Young LLP, independent certified public accountants. Ernst & Young LLP is "independent" with respect to CBI under the criteria established and applied by the Securities and Exchange Commission.

                  4.4 From June 30, 1996 to the date of this Agreement, there has been no change in the consolidated condition, financial or otherwise, of CBI and its subsidiaries, other than changes occurring in the ordinary course of business, which changes have not materially adversely changed or affected their business or condition, financial or otherwise. From June 30, 1996 to the date of this Agreement, neither CBI nor any of its subsidiaries has (i) incurred any indebtedness, liabilities (whether current, long term, fixed, contingent, liquidated, unliquidated, or otherwise) or obligations other than in the ordinary course of business; (ii) excluding transfers among CBI and its subsidiaries, declared or paid any dividends (other than its regular quarterly cash dividends and annual stock dividend) or made any distribution of any of its assets in kind or redeemed or repurchased any shares of its capital stock; (iii) sold or transferred any of its assets, except in the ordinary course of business; or (iv) acquired the assets or capital stock of any other entity other than in the ordinary course of business.

                  4.5 From June 30, 1996 to the date of this Agreement, there has been no damage, destruction or loss, whether covered by insurance or not, materially adversely affecting the assets or business of CBI or any of its subsidiaries, or any other event or condition of any character materially adversely affecting the assets or business of CBI or any of its subsidiaries (other than external market conditions affecting banks generally).

                  4.6 CBI has the legal power and authority to enter into this Agreement and the Merger Agreement, and to consummate the transactions contemplated hereby and thereby subject to the approval of the Department of Banking of the State of New Jersey and the Federal Reserve Board. This Agreement and the Merger Agreement constitute the legal, valid and binding obligation of CBI enforceable against CBI in accordance with their respective terms.

                  4.7 The execution and delivery of this Agreement, the Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of CBI; and subject to the approval of the Department of Banking of the State of New Jersey and the Federal Reserve Board, neither the execution and delivery of this Agreement or the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will conflict with or result in the breach of, the terms, conditions or provisions of the Articles of Incorporation or the By-Laws of CBI or any of its subsidiaries, or of any contract or other agreement to which CBI or any of its subsidiaries is a party or by which any of them may be bound or constitute (with or without the giving of notice or passage of time, or both) a default under any such instrument or cause the acceleration of the maturity of any obligation of CBI or any of its subsidiaries.

                  4.8 All documents and other papers delivered by or on behalf of CBI in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby are true and complete in all material respects. The information furnished by or on behalf of CBI to IBI in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements made, in the context in which made, not false or misleading. Except for facts affecting the banking industry in general, there is no fact which CBI has not disclosed to IBI in writing which materially adversely affects the business or condition (financial or other) of CBI or any of its subsidiaries.

                  4.9 As of the date of this Agreement, CBI knows of no reason relating to it or any of its subsidiaries which would reasonably cause it to believe that the Merger will not qualify as a pooling of interests for financial accounting purposes.

                  4.10 There are no actions, suits, investigations (formal or informal) or proceedings pending or to the knowledge of CBI or any of its subsidiaries, threatened against CBI or any of its subsidiaries in any court or before any governmental agency or arbitration tribunal which (either individually or in the aggregate) are reasonably anticipated to have a material adverse effect on the consolidation net worth of CBI. Neither CBI nor any of its subsidiaries is subject to or bound by any judgment, order, writ, injunction or decree of any such court, agency or tribunal, except in the ordinary course of CBI's and its subsidiaries business.

                  4.11 There are no pending actions, suits or proceedings which have been brought by, or on behalf of CBI or any of its subsidiaries in any court or before any governmental agency or arbitration tribunal, except such actions, suits and proceeding in the ordinary course of CBI's and its subsidiaries business.

                  4.12 CBI and its subsidiaries each have the corporate power and authority to own, lease, operate their properties and to conduct their businesses as now conducted. CBI and its subsidiaries each have complied and are in compliance in all material respects with all federal, state and local laws, regulations, ordinances, rules or orders affecting or regulating the conduct and operations of their respective businesses except for such non-compliance as would not have a material adverse effect upon the financial condition or results of operations of CBI, and neither CBI nor any CBI subsidiary has received notification from any agency or department of federal, state or local government
(i) asserting a material violation of any such statute or regulation, (ii) restricting or in any way limiting its operation. Neither CBI nor any CBI subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment and none of them has received any communication requesting that they enter into any of the foregoing. CBI and its subsidiaries have all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted.

                  4.13 Neither CBI nor any CBI subsidiary has received any written notice of any legal, administration, arbitral or other proceeding, claim or action and, to the knowledge of CBI and the CBI subsidiaries, there is no governmental investigation of any nature ongoing, in each case that could reasonably be expected to result in the imposition, on CBI or any CBI subsidiary, of any material liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and there are no facts or circumstances which could reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such material liability; and neither CBI nor any CBI subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such material liability.

         5.       APPROVAL OF IBI'S SHAREHOLDERS AND SECURITIES ACT OF 1933

                  5.1 As promptly as practicable after the "Registration Statement" referred to below becomes effective with the Securities and Exchange Commission ("SEC" or "Commission"), IBI will duly hold a meeting of its shareholders for the purpose of authorizing the transactions contemplated by this Agreement and the Merger Agreement insofar as they relate to IBI. IBI will, in accordance and full compliance with the Securities Exchange Act of 1934, as amended ("1934 Act") and the rules and regulations promulgated thereunder, and to the extent permitted consistent with the Board's exercise of its fiduciary duty, solicit proxies from its shareholders, for use at the meeting of IBI shareholders referred to above, in favor of the transactions contemplated by this Agreement and the Merger Agreement. Except with the prior written consent of CBI, IBI will not distribute any materials to its shareholders in connection with such solicitation of proxies other than materials contained in the Registration Statement (as defined in Section 5.2 hereof) after such Registration Statement shall have become effective. To the extent necessary, CBI shall similarly hold a meeting of its shareholders for the purpose of authorizing the transactions contemplated by this Agreement and the Merger Agreement.

                  5.2 CBI and IBI acknowledge that the transactions contemplated hereby are subject to the provisions of the Securities Act of 1933, as amended (the "1933 Act"), and Rule 145 promulgated thereunder. CBI agrees to prepare promptly (with the assistance and cooperation of IBI) and file a "Registration Statement" pursuant to the provisions of the 1933 Act for the purposes of registering the shares of CBI common stock to be issued in connection with the transactions contemplated hereby. IBI agrees to provide promptly to CBI information concerning the business and financial condition and affairs of IBI and its subsidiaries as may be required or appropriate for inclusion in the Registration Statement and to cause its counsel and auditors to cooperate with CBI's counsel and auditors in the preparation and filing of such Registration Statement. CBI and IBI agree to use their respective best efforts to have such Registration Statement declared effective under the 1933 Act as soon as may be practicable and to distribute the prospectus contained in such Registration Statement ("Prospectus") to the shareholders of IBI in accordance with applicable law. Except to the extent permitted by Rule 145(b) or with the prior consent of the other, CBI and IBI agree not to publish any communication, other than the Registration Statement or notice and proxy material accompanied by the Prospectus, in respect of this Agreement, the Merger Agreement, or the transactions contemplated hereby. CBI shall not be required to maintain the effectiveness of the Registration Statement or the Prospectus for the purpose of resale by the affiliates of IBI, as such term is used in Rule 145. CBI shall take all actions necessary to register or qualify the shares of CBI Common Stock to be issued in the Merger pursuant to all applicable state "blue sky" or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof. CBI shall apply for approval to list the shares of CBI Common Stock to be issued in the Merger on the NYSE, subject to official notice of issuance, prior to the Effective Date.

                  5.3 Each party warrants, represents and covenants to the other that when the Registration Statement shall become effective, and at all times subsequent to effectiveness, up to and including the date of the IBI shareholders meeting with respect to the transactions contemplated hereby, such Registration Statement and all amendments or supplements thereto will, with respect to the information furnished by each party or its representatives to the other party or its representatives, (i) comply in all material respects with the provisions of the 1933 Act and the 1934 Act and the rules and regulations thereunder and (ii) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. Each party warrants, represents and covenants to the other that all information furnished to each other for use in the regulatory filings described in or contemplated by this Agreement and the Merger Agreement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. Each party hereby agrees to fully indemnify and hold harmless the other party, and its directors, officers and representatives, from and against any and all losses, claims, liabilities, damages and expenses (including reasonable attorneys fees and costs of litigation) that arise out of or are based upon a breach of this warranty, representation and covenant.

         6.       PRIOR TO CLOSING

                  6.1 From and after the date hereof, CBI or IBI, as the case may be, will provide to the officers and accredited representatives of the other, their (including subsidiaries') books and records at such times as either shall reasonably request in order that CBI or IBI, as the case may be, may have full opportunity to make such investigation as either shall desire to make of the business and affairs of the other and its subsidiaries, provided that such investigation shall not unduly interfere with the normal conduct by the other and its subsidiaries of their business. CBI and IBI, as the case may be, shall each furnish to the other such information about its business and affairs as the other may reasonably request in order to consummate the transactions herein contemplated. All non-public materials and information furnished by the parties hereto shall be held strictly confidential and may not be used by the receiving party for their own benefit whatsoever if the closing contemplated hereunder does not occur. In such event, any party receiving such non-public materials and information shall return such materials and information to the party providing such materials and information. The obligations of the parties pursuant to the preceding sentence shall survive any termination of this Agreement for any reason whatsoever.

                  6.2 CBI and IBI will use their respective best efforts and cooperate with each other in promptly obtaining all government, regulatory and shareholder consents and approvals necessary for the consummation of the transactions contemplated by this Agreement and the Merger Agreement. CBI and IBI shall cooperate with each other and shall promptly furnish and make available to each other any and all information, data and facts which may be required to obtain all government, regulatory and shareholder consents and approvals and to comply with all rules in obtaining IBI's shareholders consent to the Merger.

                  6.3 No party hereto shall take or fail to take, or cause or permit its subsidiaries to take or fail to take, or to the best of its ability permit to be taken or omitted to be taken by any third persons, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement and the Merger Agreement, that would materially delay such completion, or that would adversely affect the qualification of the Merger for pooling of interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Code; provided that nothing herein contained shall preclude CBI from exercising its rights under the Option Agreement.

                  6.4 CBI and IBI shall agree with each other as to the form and substance of any press release related to the Merger and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit any party, following notification to the other, from making any disclosure which is required by applicable law or the rules of the NYSE or NASDAQ.

                  6.5 IBI shall not authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any non-public information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal except to the extent legally required for the discharge of the fiduciary duties of its Board of Directors; provided, however, that IBI may communicate information about any such takeover proposal to its stockholders if, in the judgment of its Board of Directors, based upon the advice of outside counsel, such communication is required under applicable law. IBI will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken herein. IBI will notify CBI immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, IBI, and IBI will promptly inform CBI in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving IBI or any of its subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, IBI or any of its subsidiaries other than the transactions contemplated or permitted by this Agreement, the Merger Agreement and the Option Agreement.

                  6.6 (a) CBI and IBI shall cooperate and use their best efforts to identify those persons who may be deemed to be "affiliates" of CBI or IBI within the meaning of Rule 145 promulgated by the Commission under the Securities Act and for purposes of qualifying the "Merger" for "pooling of interests" accounting treatment. IBI and CBI shall use its respective best efforts to cause each person so identified to deliver to CBI, no later than 30 days prior to the Effective Date, a written agreement in form and substance satisfactory to CBI with respect to the resale of CBI Common Stock. Shares of CBI Common Stock issued to such IBI and CBI affiliates in exchange for IBI Common Stock or previously owned by them shall not be transferable until such time as financial results covering at least 30 days of combined operations of CBI and IBI have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this section.

                            (b) CBI shall use its best efforts to publish no
later than ninety (90) days after the end of the first month after the Effective Date in which there are at least thirty (30) days of post-Merger combined operations (which month may be the month in which the Effective Date occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

                  6.7 After the date of this Agreement, each of IBI and CBI shall coordinate with the other the declaration of any dividends in respect of IBI Common Stock and CBI Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of IBI Common Stock or CBI Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of IBI Common Stock and/or CBI Common Stock and any shares of CBI Common Stock any such holder receives in exchange therefor in the Merger.

                  6.8 (a) CBI agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of IBI and its subsidiaries as provided in their respective charters or By-laws or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Date of the Merger shall survive the Merger and shall continue in full force and effect. To the maximum extent permitted by the BCA, such indemnification shall be mandatory rather than permissive and CBI shall advance expenses in connection with such indemnification.

                            (b) In additional to the rights provided for in
Section (a) hereof, and not in limitation thereof, CBI shall indemnify, defend and hold harmless each present and former director, officer, employee and agent of IBI and its subsidiaries ("Indemnified Parties") to the fullest extent permitted by law for all claims, losses, damages, liabilities, costs, judgments and amounts paid in settlement, including advancement of expenses (including attorneys' fees) as incurred in respect of any threatened, pending or contemplated claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, including, without limitation, any action by or on behalf of any or all securityholders of IBI or by or in the right of IBI or CBI, or investigation relating to any action or omission by such party in its capacity as such (including service to any other entity, plan, trust or the like at IBI's request) occurring on or prior to the Effective Date of the Merger which arise out of or related to the transactions contemplated by this Agreement.

                            (c) In the event that CBI or any of its successors
or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of CBI shall assume its obligations as set forth in this Section 6.8.

                            (d) The provisions of this Section 6.8 are intended
to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his personal representatives.

                  6.9 The issuance of shares under and pursuant to the IBI DRIP shall be immediately suspended.

         7.       CONDITIONS PRECEDENT TO CBI'S OBLIGATION

                  The obligation of CBI hereunder to close the transactions contemplated by this Agreement and the Merger Agreement is subject to the following conditions precedent (all or any of which may be waived by CBI in its sole discretion):

                  7.1 Each of the representations and warranties herein made by IBI shall be true in all material respects on the Effective Date as if made on, as of, and with respect to the Effective Date, and the agreements to be performed by IBI and its subsidiaries on or before the Effective Date shall have been so performed in all material respects. On the Effective Date, IBI will furnish a certificate to CBI, dated as of the Effective date, of its Chairman and Secretary to the effect set forth in this Section 7.1.

                  7.2 On or before the Effective Date, CBI and IBI shall have received all required permits, consents and approvals (which permits, consents and approvals shall be unconditional and free of any restrictions or requirements by reason of the acceptance of any such permit, consent or approval) from all federal and state governmental agencies and boards (including, without limitation, the Department of Banking of the State of New Jersey and the Federal Reserve Board) and any application waiting period shall have expired.

                  7.3 A ruling shall have been obtained from the Internal Revenue Service or an opinion of counsel satisfactory to CBI shall have been received, to the effect that the transactions contemplated by this Agreement and the Merger Agreement will constitute a tax free reorganization so that no gain or loss will be recognized to CBI or IBI by reason of the Merger or to the shareholders of IBI who exchange their IBI common stock for CBI common stock (other than with respect to cash received in lieu of fractional shares). CBI agrees that it will not unreasonably withhold its approval with respect to the form and/or content of any such ruling or opinion of counsel.

                  7.4 On or before the Effective Date, IBI shall have delivered to CBI certified copies of the minutes of the meetings of the Board of Directors and shareholders of IBI approving this Agreement, the Merger Agreement and the transactions contemplated by this Agreement and the Merger Agreement.

                  7.5 On or before the Effective Date, there shall have been no material adverse change in the business, consolidated earnings or consolidated net worth of IBI and its subsidiaries. It is understood, however, that material adverse changes caused by external market conditions affecting banks generally (e.g. changes in banking legislation and changes in interest rates) will not relieve CBI or its subsidiaries of their obligation to close.

                  7.6 The Registration Statement shall have been declared effective by the SEC; no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated, or to the knowledge of CBI or IBI, shall be contemplated or threatened by the SEC.

                  7.7 On or before the Effective Date, IBI shall have delivered to CBI all consents and authorizations of landlords or others necessary to permit the Merger to be consummated without the violation of any lease or other agreement to which IBI or any of its subsidiaries is a party.

                  7.8 Each affiliate (as the term is defined in SEC Rule 144) of IBI shall have delivered to CBI a letter in form and substance satisfactory to counsel for CBI, stating that he will not resell shares of CBI common stock acquired pursuant to this Agreement and the Merger Agreement, except as permitted by SEC Rule 145 which permits regular trading transactions in limited quantities.

                  7.9 No action, proceeding or material claim shall be pending to prevent consummation or seek damages by reason of the transaction contemplated by this Agreement and the Merger Agreement; no governmental authority shall be claiming that the transaction shall constitute a violation of law.

                  7.10 On or before the Effective Date, the shareholders of IBI shall have duly approved the transactions contemplated by this Agreement and the Merger Agreement insofar as they related to IBI and, if necessary, similarly the shareholders of CBI shall have duly approved the transactions contemplated by this Agreement and the Merger Agreement.

                  7.11 No event shall have occurred that shall preclude the Merger from being accounted for as a pooling of interests and, if deemed necessary by CBI, CBI shall have received a letter from its independent public accountants to such effect.

                  7.12 CBI shall have received an opinion of McCarter & English reasonably satisfactory to it, dated the Closing Date.

                  7.13 IBI shall have delivered to CBI the Schedules on or before the date required by Section 3.22 hereof or the Schedules as so delivered to CBI by IBI in accordance with Section 3.22 hereof do not disclose facts which either individually or in the aggregate, in the reasonable opinion of CBI, materially adversely affect or may materially adversely affect the assets, properties, earnings or business of IBI or any of its subsidiaries.

                  7.14 On or before the date on which the CBI proxy materials are mailed to CBI shareholders to vote on the Merger, CBI's financial advisor shall have issued its written fairness opinion that the Exchange Ratio is fair to the shareholders of CBI from a financial point of view.

         8.       CONDITIONS PRECEDENT TO IBI'S OBLIGATION

                  The obligation of IBI hereunder to close the transactions contemplated by this Agreement and the Merger Agreement is subject to the following conditions precedent (all or any of which may be waived by IBI in its sole discretion):

                  8.1 Each of the representations and warranties herein made by CBI shall be true in all material respects on the Effective Date as if made on, as of, and with respect to the Effective Date, and the agreements to be performed by CBI on or before the Effective Date shall have been so performed in all material respects. On the Effective Date, CBI shall furnish a certificate to IBI dated the Effective Date, of its Chairman of the Board or President and its Secretary, to the effect set forth in this Section 8.1.

                  8.2 On or before the Effective Date, IBI and CBI shall have received all permits, consents and approvals from all federal and state governmental agencies and boards (including, without limitation, the Department of Banking of the State of New Jersey and the Federal Reserve Board) and any applicable waiting period shall have expired.

                  8.3 A ruling shall have been obtained from the Internal Revenue Service or an opinion of counsel satisfactory to IBI shall have been received, to the effect that the transactions contemplated by this Agreement and the Merger Agreement will constitute a tax free reorganization so that no gain or loss will be recognized to CBI or IBI by reason of the Merger or to the shareholders of IBI who exchange their IBI common stock for CBI common stock (other than with respect to cash received in lieu of fractional shares). IBI agrees that it will not unreasonably withhold its approval with respect to the form and/or content of any such ruling or opinion of counsel.

                  8.4 On or before the Effective Date, CBI shall have delivered to IBI certified copies of the minutes of the meetings of the Board of Directors of CBI and, if required, the shareholders of CBI, approving this Agreement, the Merger Agreement and the transactions contemplated by this Agreement and the Merger Agreement.

                  8.5 On or before the Effective Date, there shall be no material adverse change in the business, consolidated earnings or consolidated net worth of CBI and its subsidiaries. It is understood, however, that material adverse changes caused by external market conditions affecting banks generally (e.g. changes in banking legislation and changes in interest rates) will not relieve IBI or its subsidiaries of their obligations to close.

                  8.6 The Registration Statement shall have been declared effective by the SEC; no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or, to the knowledge of CBI or IBI, shall be contemplated or threatened by the SEC.

                  8.7 CBI shall have sufficient authorized but unissued shares of CBI common stock and cash to meet all of CBI's obligations under this Agreement and the Merger Agreement.

                  8.8 No action, proceeding or material claim shall be pending to prevent consummation or seek damages by reason of the transaction contemplated by this Agreement and the Merger Agreement; no governmental authority shall be claiming that the transaction shall constitute a violation of law. Notwithstanding the foregoing, if CBI provides full indemnification to IBI and its directors and officers (in form and substance and amount reasonably satisfactory to such directors and officers and specifically providing for the advancement of expenses) with respect to an such action, proceeding or material claim brought by a non-governmental party, such action, proceeding or material claim shall not be deemed a condition precedent to IBI's obligation to close.

                  8.9 On or before the Effective Date, the shareholders of IBI shall have duly approved the transactions contemplated by this Agreement and the Merger Agreement.

                  8.10 The shares of CBI Common Stock that will be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

                  8.11 No event shall have occurred that shall preclude the Merger from being accounted for as a pooling of interests.

                  8.12 IBI shall have received an opinion of Blank Rome Comisky & McCauley, reasonably acceptable to it, dated the Closing Date.

                  8.13 On or before the date on which the IBI proxy materials are mailed to IBI shareholders to vote on the Merger, IBI's financial advisor shall have issued its written fairness opinion that the Exchange Ratio is fair to the shareholders of IBI from a financial point of view.

         9.       CLOSING AND POST-CLOSING

                  9.1 Closing shall take place at the office of CBI, 1701 Route 70 East, Cherry Hill, New Jersey, commencing at 10:00 A.M. on the tenth business day immediately following the later of (i) the approval of the Merger by IBI shareholders or (ii) approval of the Merger by all regulatory authorities and the expiration of all applicable waiting periods, or such other date as is mutually agreed to by CBI and IBI provided that all conditions precedent to the obligations of IBI and CBI to close have then been met or waived. Immediately upon completion of the closing, CBI shall be telephone instruct its representative in Trenton, New Jersey to file, or shall otherwise cause the filing of, an executed Certificate of Merger with the New Jersey Secretary of State in accordance with Chapter 10 of the BCA.

                  9.2 At the close of business on the last business day preceding the closing, the stock transfer books of IBI shall be closed.

         10.      EXPENSES

                  If the transactions contemplated by this Agreement and the Merger Agreement are consummated, CBI and IBI each shall pay all expenses incurred by it in connection with this Agreement, the Merger Agreement and such consummation. If the transactions contemplated by this Agreement and the Merger Agreement are not consummated each party shall pay its own expenses except that the cost of printing the Registration Statement and related Prospectus heretofore referred to shall be incurred equally by CBI and IBI and if this Agreement is terminated because of the wilful or intentional breach of any term or provision hereof, the non-breaching party shall be entitled to be reimbursed from the breaching party for all of its out-of-pocket expenses incurred in connection with this Agreement to the date of termination, including without limitation, legal, accounting and financial advisor costs and expenses. If the transactions contemplated hereby are not consummated for any reason whatsoever, nothing contained in this Section shall be deemed to preclude either party from seeking to recover damages which it incurs as a result of such non-consummation or to obtain other legal or equitable relief (including specific performance), if such non-consummation results from a wilful or intentional (but not a negligent or unintentional) breach of any term or provision of this Agreement or the Merger Agreement by the party from whom damages are or against whom such other legal or equitable relief is sought.

         11.      BROKERS, FINDERS AND FINANCIAL ADVISORS

                  Each party to this Agreement represents and warrants that such party has not dealt with any broker, finder or other person, firm or corporation performing brokerage, finder or similar services, and does not know of any person, firm or corporation asserting a brokerage, finder's or similar claim, in connection with the making or negotiation of this Agreement, the Merger Agreement or the transactions contemplated thereby. CBI acknowledges that it has received a copy of that certain retainer agreement between IBI and McConnell, Budd & Downs, Inc. ("MBD") pursuant to which MBD will act as financial advisor to IBI in connection with the Merger.

         12.      TERMINATION

                  (a) This Agreement may be terminated and the Merger abandoned (either before or after approval by the shareholders of IBI contemplated hereby and without seeking further shareholder approval) at any time prior to the Effective Date:

                         (i) by mutual written consent of the parties authorized
                  by their respective Boards of Directors;

                         (ii) by written notice from IBI to CBI or CBI to IBI,
                  as the case may be, if the Effective Date shall not have occurred by June 30, 1997;

                         (iii) by written notice from IBI to CBI, or CBI to IBI,
                  as the case may be, stating that the party giving such notice elects to terminate this Agreement and abandon the Merger, as of a stated date, which shall not be less than ten business days after the date on which such notice is given, because (a) the party receiving such notice will be unable, by June 30, 1997, to meet or satisfy one or more specified conditions precedent to the obligation of the party sending such notice to close under this Agreement and (b) the party sending such notice does not intend to waive the satisfaction of such conditions precedent;

                         (iv) in the event of termination of the Merger
                  Agreement pursuant to the terms thereof;

                         (v) By CBI, if the Board of Directors of IBI shall (i)
                  withdraw, modify or change its recommendation or approval in respect of this Agreement in a manner adverse to CBI or (ii) approve or recommend any proposal other than by CBI in respect of a takeover proposal (as defined in Section 6.5 hereof);

                         (vi) Assuming IBI shall not have contravened Section
                  6.5 hereof, by IBI to allow IBI to enter into a takeover proposal (as defined in Section 6.5 hereof);

                         (vii) By IBI if the "fair market value" of a share of
                  CBI common stock, as that term is defined in Section 6 of the Merger Agreement, is not $20.00 or above; or

                         (viii) By CBI if the "fair market value" of a share of
                  CBI common stock, as that term is defined in Section 6 of the Merger Agreement, is $33.50 or above.

         13.      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

                  The respective representations, warranties and covenants of the parties in this Agreement shall not survive the Effective Date and shall terminate on the Effective Date, except for the covenants contained in Section
4.2 (last sentence only) and 16.3 hereof. However, such termination shall not be deemed to deprive any of the parties hereto or their subsidiaries, or any of their directors, officers or controlling persons, of any defense in law or equity which otherwise would be available against the claims of any person, including, but not limited to, any shareholder or former shareholder of the parties hereto. Prior to the Effective Date, each party shall be deemed to have relied upon each and every representation and warranty of the other party, regardless of any investigation heretofore or hereafter made by or on behalf of such party.

         14.      BENEFITS OF THIS AGREEMENT AND MERGER AGREEMENT

                  This Agreement and the Merger Agreement and the rights and obligations of CBI and IBI hereunder shall not be assigned by any party to any third party, except with the written consent of the other. This Agreement and the Merger Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement or the Merger Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement and there are no third party beneficiaries of this Agreement or the Merger Agreement. IBI agrees that to the extent necessary or appropriate to facilitate the transaction contemplated hereby, IBI will agree and consent to any change in the method of accomplishing such transaction requested by CBI so long as such change does not result in a reduction in the Exchange Ratio (as defined in the Merger Agreement) or result in a materially adverse tax or other effect to IBI's shareholders.

         15.      NOTICES

                  Any notice, request, instruction, legal process, or other instrument to be given or served hereunder by any party to another shall be deemed given or served if in writing and delivered personally or sent by facsimile or overnight express or registered or certified mail, postage prepaid, to the respective party or parties at the following addresses:

                  If to CBI:

                           Commerce Atrium
                           1701 Route 70 East
                           Cherry Hill, NJ  08034
                           Attn:  Vernon W. Hill, II

                  With a copy to:

                           Blank Rome Comisky & McCauley
                           1200 Four Penn Center Plaza
                           Philadelphia, PA  19103
                           Attn:  Lawrence R. Wiseman, Esquire

                  If to IBI:

                           1100 Lake Street
                           Ramsey, NJ  07446
                           Attn:  James R. Napolitano

                  With copies to:

                           McCarter & English
                           Four Gateway Center
                           100 Mulberry Street
                           Newark, NJ  07102-4096
                           Attn:  Robert A. Schwartz, Esquire

and to such other address or addresses as either party may designate to the other by like notice as set forth above.

         16.      MISCELLANEOUS

                  16.1 As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

                         (i) "contracts and other agreements" means and includes
                  all contracts, agreements, indentures, leases, franchises, licenses, commitments or legally binding arrangements, express or implied, written or oral;

                         (ii) "lien or other encumbrance" means and includes any
                  lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement or any other encumbrance whatsoever;

                         (iii) "person' means a natural person, corporation,
                  partnership, sole proprietorship, joint venture, association, joint-stock company, trust, estate, unincorporated organization, government (and any branch or subdivision thereof), government agency, cooperative or other entity.

                         (iv) "subsidiaries" means when used with respect to a
                  party to this Agreement any corporation 50% or more of whose outstanding stock is either directly or indirectly (through one or more other subsidiaries) owned by such party.

                         (v) "Rights" means any warrants, options, rights,
                  convertible securities or other arrangements or commitments which obligates an entity to issue or dispose of its equity securities.

                         (vi) "business day" means any day on which regular
                  trading of securities occurs on the "NYSE" and "NASDAQ".

                         (vii) "Option Agreement" means the Option Agreement
                  between CBI and IBI of even date herewith in the form attached hereto as Exhibit "B".

                  16.2 IBI and CBI will each cause its respective subsidiaries to abide by its respective obligations under this Agreement.

                  16.3 Subsequent to the Effective Date, the Board of Directors of CBI shall reserve the right to withhold the payment of dividends on its common stock from any former shareholder of IBI who fails to exchange certificates representing the shares of IBI common stock for certificates representing the shares of CBI common stock in accordance with the Merger Agreement within a reasonable period of time after such shareholders have been advised by the Board of Directors of CBI of its determination that the exchange is in the best interests of CBI. Such shareholders shall retain the right to be paid any such withheld dividends, without interest, upon presentation of their IBI certificates for exchange or, in the event such IBI certificates are lost of destroyed, an affidavit of lost certificate acceptable to CBI.

                  16.4 IBI and CBI shall use their best efforts to have all publicity, press releases and other announcements relating to this Agreement, the Merger Agreement or the transactions contemplated thereby reviewed in advance by both CBI and IBI.

                  16.5 This Agreement and the Merger Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby, supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations, covenants or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein.

                  16.6 Any party to this Agreement may, at any time prior to the Effective Date, by action taken by its Board of Directors or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement binding on the other party or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same persons) as this Agreement. No amendment, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall any waiver constitute a continuing waiver unless otherwise expressly provided. IBI's Board of Directors may authorize the amendment or supplementation of this Agreement or the Merger Agreement or waiver of any provision hereof or thereof, either before or after the approval of IBI's shareholders provided in Section 5 hereof (and without seeking further shareholder approval), so long as such amendment, supplement or waiver does not result in the reduction of the Exchange Ratio (as defined in the Merger Agreement) or result in a materially adverse tax or other effect to IBI's shareholders.

                  16.7 This Agreement has been executed in the State of New Jersey and shall be construed in accordance with the laws of the State of New Jersey. This Agreement may be executed in any number of copies, each of which shall be deemed an original, and all of which together, shall be deemed one and the same instrument.

         IN WITNESS WHEREOF, pursuant to authority duly given by the respective Boards of Directors of CBI and IBI, this Agreement has been signed on behalf of said corporations by their respective Chairmen of the Boards, Presidents or Vice Presidents, as the case may be, under their respective corporate seals, and attested by their respective Secretaries or Assistant Secretaries, as the case may be, all on the day, month and year first written above. The signature of a Secretary or Assistant Secretary of a corporate entity is intended not only as an execution hereof, but also is a certification that such corporation's board of directors has duly authorized the execution and delivery of this Agreement.

                                         COMMERCE BANCORP, INC.


                                         By:    /s/ Vernon W. Hill, II
                                              ---------------------------------
                                                  Vernon W. Hill, II, Chairman


                                         INDEPENDENCE BANCORP, INC.


                                         By:    /s/ James R. Napolitano
                                              ---------------------------------
                                                  James R. Napolitano, Chairman